Exhibit 5.1

October 5, 2017

U.S. Gold Corp.

1910 E. Idaho Street

Suite 102-Box 604

Elko, NV 89801

Re: U.S. Gold Corp.

Ladies and Gentlemen:

We have acted as special counsel for U.S. Gold Corp., a Nevada corporation (the “Company”), in connection with the proposed issuance of up to 1,388,889 shares of common stock, $0.001 par value per share (the “Common Stock”), including up to 208,333 shares of Common Stock issuable upon exercise of the underwriters’ option to purchase additional shares of Common Stock (the “Shares”). The Shares are included in a registration statement on Form S–3 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on May 10 2017, as amended May 15, 2017, and declared effective May 16, 2017 (Registration No. 333–217860) (as so filed and as amended, the “Registration Statement”), a base prospectus dated May 16, 2017 included in the Registration Statement (the “Base Prospectus”), a preliminary prospectus supplement dated October 4, 2017 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement dated October 5, 2017 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to an underwriting agreement dated October 5, 2017 by and between Laidlaw & Company (UK) Ltd. and the Company (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

We understand that the Shares are to be sold, as described in the Registration Statement, the Prospectus and the Prospectus Supplement, pursuant to the Underwriting Agreement filed as Exhibit 1.1 to the Current Report on Form 8-K to which this opinion is attached as Exhibit 5.1.

In connection with this opinion, we have examined the Registration Statement, Base Prospectus, the Preliminary Prospectus and the Prospectus. We also have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. We have assumed: (A) the genuineness and authenticity of all documents submitted to us as originals and (B) the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon certificates of officers of the Company and have not sought independently to verify such matters.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the issuance and sale of the Shares have been duly authorized and, when issued and sold in the manner described in the Registration Statement, the Base Prospectus and the Prospectus and in accordance with the terms and conditions of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated October 5, 2017 and to the references to our firm therein and in the Prospectus and the Prospectus Supplement under the caption “Legal Matters.” In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Sichenzia Ross Ference Kesner LLP
Sichenzia Ross Ference Kesner LLP